Exhibit 99.1

Net1 Announces Closure of FCPA Investigation by U.S. Department of Justice

Johannesburg, July 27, 2017 – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (NasdaqGS: UEPS; JSE: NT1) today announced that its legal counsel has received a letter from the Department of Justice, Criminal Division, Fraud Section (“DOJ”), advising the Company that the DOJ has closed its investigation concerning possible violations of the Foreign Corrupt Practices Act (“FCPA”). The letter received from the DOJ is available on the Company’s website at http://ir.net1.com/phoenix.zhtml?c=73876&p=irol-downloads.

The DOJ investigation commenced in November 2012, following the award of the SASSA national contract to the Company in January 2012. The investigation was initiated largely as a result of one of the losing bidders for the contract, Barclays Africa’s subsidiary AllPay Consolidated Investment Holdings (Pty) Ltd (“AllPay”), referring unsubstantiated South African press articles to the DOJ, alleging or implying that the SASSA tender process was tainted by corruption involving the Company’s subsidiary, Cash Paymaster Services Proprietary Limited. These actions resulted in the DOJ and United States Securities and Exchange Commission (“SEC”) announcing investigations into alleged FCPA and disclosures violations on November 30, 2012.

On June 8, 2015, the Company received a letter from the SEC stating that it had concluded its investigation and that it did not intend to recommend an enforcement action against the Company. The receipt of the letter from the DOJ yesterday therefore concludes the United States government’s investigation into this matter which commenced in 2012.

On February 14, 2013, the Company filed an application pursuant to Section 34 of the South African Prevention of Corrupt Activities Act in South Africa with the South African Police Service to investigate the allegations of corruption that were contained in certain newspaper reports. Section 34 deals with the reporting of suspected fraud, theft, extortion and forgery. In November, 2015, the Company received a written notice from the South African Police Service’s Directorate for Priority Crime Investigation (“the Hawks”), stating this case was investigated and the prosecutors assigned to the case declined to prosecute these matters. The Hawks closed the investigations in November 2015.

As a result of the U.S. government investigations initiated in 2012, on December 24, 2013, the Company, its chief executive officer and its chief financial officer were named as defendants in a purported class action lawsuit filed in the United States District Court for the Southern District of New York alleging violations of the federal securities laws. The lawsuit was brought on behalf of a purported shareholder of Net1 and all other similarly situated shareholders who purchased our securities between August 27, 2009 and November 27, 2013. The U.S. District Court dismissed this class action litigation in September 2015.

“We co-operated with all government agencies and other regulatory bodies regarding these allegations as well as the extensive investigations that followed over the last four and half years,” said Mr. Herman G. Kotzé, chief executive officer of Net1. “The closure of the DOJ investigation concludes a lengthy, arduous and costly exercise involving government agencies in the United States and South Africa, including the DOJ, SEC and the Hawks. This letter from the DOJ is the final step to clear our name, and is consistent with the total absence of any findings of irregularities against us by any United States or South African court or regulator, the SEC or the Hawks. We will continue to focus our energies and resources on the expansion of our businesses in South Africa and internationally,” he concluded.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea. Through Transact24, Net1 offers debit, credit and prepaid processing and issuing services for Visa, MasterCard, ChinaUnionPay, Alipay and WeChat in China and other territories across Asia-Pacific, Europe and Africa, and the United States. Through Masterpayment, Net1 provides payment processing and enables working capital financing in Europe.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward-Looking Statements

This press release contains forward-looking statements. All statements, other than statements of historical fact, including the Company's expectations about allegations made against the Company, are forward-looking statements, and future events may differ from such expectations. Please refer to the "Risk Factors" section of our Annual Report on Form 10-K for the fiscal year ended June 30, 2016, as they may be updated from time to time in future reports. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com

Media Relations Contact:
Bridget von Holdt
Business Director – Burson-Marsteller South Africa
Phone: +27-82-610-0650
Email: bridget.vonholdt@bm-africa.com